Exhibit 10.12







                                    * * * * *


                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION


                                      among



                   Syndicated Food Service International, Inc.
                (f/k/a Floridino's International Holdings, Inc.),

                      Syndicated Food Service Group, Inc.,

                 Syndicated Transportation Service Group, Inc.,

                           Beasley Food Service, Inc.,

                          Beasley Transportation, Inc.

                                       and

                   Charles A. Beasley and Marjorie A. Beasley


                                    * * * * *


                                November 27, 2001

                                TABLE OF CONTENTS

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ARTICLE 1         THE MERGER AND REORGANIZATION...................................................................2
         1.1      The Merger......................................................................................2
         1.2      Conversion of Shares into Company Shares and Notes..............................................2
         1.3      Tax-free Reorganization.........................................................................2
         1.4      Exchange or Consideration.......................................................................3
         1.5      Closing.........................................................................................3
         1.6      Certificate of Incorporation and By-Laws of the Surviving Corporation...........................3
         1.7      Board of Directors and Officers.................................................................3
         1.8      Treatment of Stock Options and Warrants.........................................................3

ARTICLE 2         REPRESENTATIONS AND WARRANTIES OF BFS AND BTI
                  AND THE SHAREHOLDERS............................................................................4
         2.1.     Representations and Warranties..................................................................4
         2.2      Disclosure.....................................................................................21

ARTICLE 3         ADDITIONAL REPRESENTATIONS AND WARRANTIES
                  OF THE SHAREHOLDERS............................................................................21
         3.1      Representations and Warranties.................................................................21

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF
                  THE COMPANY, SFSI  AND STSI....................................................................22
         4.1      Representations and Warranties.................................................................22

ARTICLE 5         COVENANTS RELATING TO CONDUCT OF BUSINESS......................................................25
         5.1      Conduct of Business by BFS and BTI Pending the Closing.........................................25
         5.2      Certain Tax Matters............................................................................27
         5.3      Other Actions..................................................................................27

ARTICLE 6         ADDITIONAL COVENANTS AND AGREEMENTS............................................................28
         6.1      Access and Information.........................................................................28
         6.2      Employment Agreements and Agreements Not to Compete............................................28
         6.3      Press Releases.................................................................................28
         6.4      Negotiations...................................................................................28
         6.5      Indemnification................................................................................29
         6.6      Nature and Survival of Representations.........................................................31
         6.7      Limitations on Transfer of Shares; Rights of First Refusal.....................................33

ARTICLE 7         CONDITIONS TO CLOSING..........................................................................35
         7.1      Conditions to BFS's, BTI's and Shareholders' Obligations.......................................35

                                                         i
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
         7.2      Conditions to the Obligations of the Company...................................................35
         7.3      Closing Deliveries By BFS, BTI and Shareholders................................................36
         7.4      Closing Deliveries By Company..................................................................37
         7.5      Real Estate Purchase Agreement.................................................................37

ARTICLE 8         TERMINATION....................................................................................38
         8.1      Termination by Company or Shareholders.........................................................38
         8.2      Termination by Mutual Consent..................................................................38
         8.3      Termination by Any Party.......................................................................38
         8.4      Material Breach................................................................................38
         8.5      Lapse of Time..................................................................................38
         8.6      Effect of Termination..........................................................................38

ARTICLE 9         GENERAL PROVISIONS.............................................................................39
         9.1      Notices........................................................................................39
         9.2      Interpretation.................................................................................40
         9.3      Severability...................................................................................40
         9.4      Miscellaneous..................................................................................40
         9.5      Separate Counsel...............................................................................40
         9.6      Governing Law..................................................................................40
         9.7      Counterparts...................................................................................40
         9.8      Amendment......................................................................................40
         9.9      Parties In Interest: No Third Party Beneficiaries..............................................41
         9.10     Expenses.......................................................................................41
         9.11     Rule of Construction that Ambiguities to be Construed Against Drafter Not
                  Applicable.....................................................................................41
         9.12     STSI Signature.................................................................................41


                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION


         This Agreement and Plan of Merger and Reorganization, dated as of November 27, 2001, (this "Agreement"), among Syndicated Food
Service International, Inc., f/k/a Floridino's International Holdings, Inc., a Florida corporation (the "Company"), Syndicated Food Service
Group, Inc., a Delaware corporation ("SFSI"), Syndicated Transportation Service Group, Inc., a to-be formed Delaware corporation ("STSI"), Beasley Food Service, Inc. ("BFS"), an Indiana corporation, Beasley Transportation, Inc, ("BTI"), an Indiana corporation, Charles Beasley ("CB") and Marjorie Beasley ("MB"), both residents of Monroe County, Indiana (CB and MB are referred to herein individually and collectively, as the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of the Company, SFSI, STSI, BFS and BTI have adopted resolutions approving and adopting this Agreement upon the terms and conditions set forth in this Agreement;

         WHEREAS, the Shareholders own 100% of the outstanding capital stock of BFS and BTI, and the real estate (the "Real Estate") on which they conduct their wholesale food distribution business operations and desire to enter into this Agreement to provide for the conversion of their shares of BFS and BTI stock for stock in the Company and other consideration in a statutory merger, so that after the merger BFS and BTI will be wholly owned subsidiaries of SFSI, the receipt of cash as provided below and the sale of the Real Estate by the Shareholders to Syndicated Bloomington I, LLC, a Delaware limited liability company, a subsidiary of the Company ("LLC").

         WHEREAS, the Boards of Directors of the Company, SFSI, STSI, BFS and BTI have approved the proposed mergers, on the terms and conditions set forth in this Agreement, of BFS and BTI with and into SFSI and STSI, respectively (collectively, the "Merger") in accordance with the terms set forth in the Plans of Merger in the form attached hereto as Exhibits A-1 and A-2 (the "Plans of Merger"), which states, among other things, the manner and basis of converting the issued and outstanding shares of BFS and BTI Common Stock, without par value ("BFS and BTI Common Stock"), into shares of Company common stock, cash and promissory notes to be issued by the Company;

         WHEREAS, the parties' obligations under this Agreement are conditioned upon the Merger becoming effective under the laws of the States of Delaware and Indiana.

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained in this Agreement, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

                          THE MERGER AND REORGANIZATION

         1.1 The Merger. Subject to the terms and conditions of this Agreement and the Plans of Merger, BFS and BTI shall be merged with and into SFSI and STSI so that BFS and BTI shall become wholly owned subsidiaries of the Company, and SFSI and STSI shall be the surviving corporations in the Merger (sometimes referred to as the "Surviving Corporations") and SFSI and STSI shall continue their corporate existence under the laws of the State of Delaware. The Merger shall be consummated when properly executed and certified copies of the Plans of Merger are filed in accordance with the General Corporation Law of the State of Delaware and the Indiana Business Corporation Law with the Secretaries of State of the States of Delaware and Indiana (the date and time of such filings is the "Effective Time"). From and after the Effective Time, the Surviving Corporation in each merger shall possess all of the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the parties to the Merger, all as set forth in the General Corporation Law of the State of Delaware.

         1.2 Conversion of Shares into Company Shares and Notes. Upon effectiveness of the Merger, by virtue of the Merger and without any further action on the part of any of the Company, SFSI, STSI or the Shareholders, all of the outstanding shares of BFS and BTI Common Stock shall be exchanged for and converted into (a) 458,716 shares of Company Common Stock ("Shares"), (b) a $1,266,420.00 Promissory Note of the Company in the form attached as Exhibit B ("Note") and (3) the cash amount of $800,000. The Note will be secured pursuant to the terms of a Security Agreement in the form attached as Exhibit C ("Security Agreement"). The Shares shall be subject to the transfer restrictions provided under Sections 3.1(c) and 6.7 and held in escrow pursuant to the Pledge and Escrow Agreement to be entered into substantially in the form attached as Exhibit D. The Note shall be subject to set-off as provided below. All outstanding shares of BFS and BTI Common Stock will be cancelled in the Merger. Fractional shares will be rounded to the nearest whole number in an effort to equitably account for otherwise fractional shares. No fractional shares or cash in lieu of fractional shares will be issued.

         1.3 Tax-free Reorganization. The parties intend that the Merger shall constitute a tax- free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         1.4 Exchange or Consideration. On the Closing Date, the Shareholders shall surrender all certificates representing BFS and BTI Common Stock, and the Shareholders shall then be entitled to receive the cash payment of $800,000, the number of shares of Company Common Stock provided for in Section 1.2(a) above and the Note provided in 1.2(b) above. The Shares of Company Common Stock will be delivered by the transfer agent for Company to Barnes & Thornburg, acting as escrow agent, pursuant to the Pledge and Escrow Agreement as soon as practical after the Closing Date, but in no event later than the fifth (5th) business day after the Closing.

         1.5 Closing. Subject to the provisions of this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, on or before December 17, 2001 at 10:00 a.m. (the "Closing Date"), or at such other time, place or date as the Company and the Shareholders may mutually agree; provided however, that if a condition to the Closing set forth in Article 7 or elsewhere herein shall not have been fulfilled or waived at that time, any party entitled to the benefits of the condition may postpone the Closing by notice to the other parties until the condition or conditions shall have been met or waived, except that in no event shall the Closing occur after December 31, 2001 without the written agreement of all parties. Concurrently with the Closing, the Plans of Merger shall be filed with the Secretaries of State of the States of Delaware and Indiana. Closing shall be conditioned upon effectiveness of the Merger in such States.

         1.6 Certificate of Incorporation and By-Laws of the Surviving Corporation. The Certificates of Incorporation and By-Laws of SFSI and STSI (when formed), as in effect immediately prior to the effective time, shall be the Certificates of Incorporation and By-Laws of the Surviving Corporations, until thereafter changed or amended as provided therein or by law.

         1.7 Board of Directors and Officers. The directors and officers of SFSI and STSI (when formed) immediately prior to the Merger shall be the initial directors and officers of the Surviving Corporations, each of such directors and officers to hold office, subject to the applicable provisions of the Certificates of Incorporation and By-Laws of the Surviving Corporations, until their successors are duly elected and qualified, or their earlier death, resignation or removal. The Surviving Corporations may add such additional officers and directors on or after the Closing Date as they shall see fit.

         1.8 Treatment of Stock Options and Warrants. Immediately prior to the effective time of the Merger, each outstanding debt obligation convertible into shares, option or warrant to purchase shares of BFS or BTI capital stock, if any, whether vested or unvested, will be cancelled as of the effective time of the Merger and releases in form and substance satisfactory to the Company and its counsel will be executed by each such option or warrant holder.


                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF BFS AND BTI
                              AND THE SHAREHOLDERS

         2.1. Representations and Warranties. As an inducement to the Company to enter into and perform its obligations under this Agreement, BFS, BTI and the Shareholders, jointly and severally, represent and warrant to the Company and SFSI as follows:

                  (a) Organization. BFS and BTI are corporations duly organized and validly existing under the laws of the State of Indiana, and each has the requisite corporate power to carry on its respective business as now conducted, to own, operate or lease the properties and assets its currently owns, operates or holds under lease.

                  (b) Capitalization. The authorized capital stock of BFS consists of 1,000 shares of BFS common stock, of which 100 shares are issued and outstanding. There are no shares of BFS preferred stock authorized, issued or outstanding. All of the issued and outstanding shares of BFS common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The authorized capital stock of BTI consists of 1,000 shares of BTI common stock, of which 100 shares are issued and outstanding. There are no shares of BTI preferred stock authorized, issued or outstanding. All of the issued and outstanding shares of BTI common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 2.1(b) (Beasley Options and Equity Rights), there are no outstanding or authorized options, rights, warrants, calls, convertible securities or debt obligations, rights to subscribe, conversion rights or other agreements or commitments to which BFS, BTI or the Shareholders is a party or which are binding upon BFS, BTI or the Shareholders providing for the issuance or transfer by BFS, BTI, or the Shareholders of additional shares of its capital stock, and none of BFS, BTI or the Shareholders has reserved any shares of its capital stock for issuance or transfer, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There are no voting trusts or any other agreements or understandings with respect to voting capital stock of BFS or BTI.

                  (c) Certain Corporate Matters. Each of BFS and BTI is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction, as set forth on Schedule 2.1(c) (Foreign Corporation Qualification-Beasley), in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on either BFS's or BTI's financial condition, results of operations or business. Each of BFS and BTI has full corporate power and authority and has obtained all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

                          When used in this Agreement, "material adverse effect" means, when used in connection with BFS, BTI or the Company, as the case may be, any state of facts, change, event, condition, matter, effect or occurrence that is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities, earnings, capitalization, shareholders' equity, operations or prospects of such party and its subsidiaries, taken as a whole, as the case may be; provided, however, that any state of facts, change, effect or occurrence relating to the economy in general or such entity's industry in general and not specifically relating to such entity shall not be taken into account in determining whether there has been or would be a "material adverse effect" on or with respect to such entity. "Materially adverse" with respect to BFS and BTI means any such state of facts, change, event, condition, matter, effect, or occurrence or any related set of similar such states of facts, changes, events, conditions, matters, effects or occurrences of a magnitude affecting BFS or BTI in an aggregate amount of $50,000 or greater.

                  (d) Authority Relative to this Agreement. Except for any required filing, permit, authorization, consent or approval set forth on Schedule 2.1(d) (Required Corporate Approvals-Beasley), each of BFS, BTI and the Shareholders has the requisite individual or corporate power and authority to enter into this Agreement and to carry out its or their obligations hereunder. The execution, delivery and performance of this Agreement by each of BFS, BTI and the Shareholders, and the consummation by BFS, BTI and the Shareholders of the transactions contemplated hereby have been duly authorized by them and, where applicable, their respective Board of Directors by all necessary actions and proceedings and no other actions on the part of BFS, BTI or the Shareholders are necessary to authorize this Agreement or the transactions described in this Agreement. This Agreement has been duly and validly executed and delivered by BFS, BTI, and the Shareholders and constitutes a valid and binding agreement of BFS, BTI, and the Shareholders, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

                  (e) Consents and Approvals; No Violations. Except as set forth on Schedule 2.1(e) (Third Party Consents-Beasley) and except for applicable requirements of federal securities laws and state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by BFS, BTI or the Shareholders of the transactions described in this Agreement. Neither the execution and delivery of this Agreement by BFS, BTI or the Shareholders nor the consummation by BFS, BTI or the Shareholders of the transactions described herein, nor compliance by BFS, BTI or the Shareholders with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of BFS or BTI, (b)
                          (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require BFS, BTI or the Shareholders to obtain any consent, approval or action of, make any filing with or give any notice (other than those that have been obtained or given) to any third party as a result or under the terms of, (iv) result in or give to any third party any right of termination, cancellation, acceleration or modification in or with respect to, (A) result in or give to any third party any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (B) result in the creation or imposition of any Lien upon BFS, BTI or the Shareholders or any of their respective affiliates or their respective assets and properties under, any contract, license, permit, franchise or other agreement or instrument to which BFS, BTI or the Shareholders is a party or by which any of its assets or properties is bound, or that would prevent the consummation of the transactions contemplated thereby under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Shareholders, BFS, BTI or any of their respective Subsidiaries or affiliates of any of them, is a party or by which any of them or their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BFS, BTI or any of their respective Subsidiaries, if any, and the Shareholders or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate materially adverse to BFS, BTI and their respective Subsidiaries, if any.

                          "Lien" shall mean (i) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of any financing statement under the Uniform Commercial Code in any jurisdiction in connection with the creation of a security interest) upon any property or assets of any character, or upon the income, profits or proceeds therefrom; (ii) any acquisition of or agreement to have an option to acquire any property or assets upon a conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (iii) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse; provided that "Lien" shall not include any Lien arising out of this Agreement.

                  (f)     Subsidiaries and Equity Investments.
                          -----------------------------------

                          (1) Schedule 2.1(f) (Subsidiaries-Beasley) sets forth (i) the name of each corporation of which BFS or BTI owns, directly or indirectly, shares of capital stock (collectively, "Subsidiaries" and individually, "Subsidiary"); (ii) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which BFS or BTI has, or pursuant to any agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each of such corporations described in clauses (i) and (ii) above, (A) the jurisdiction of incorporation, (B) the capitalization thereof and the percentage of each class of capital voting stock owned by BFS or BTI,
                                    (C) a description of any contractual
                                    limitations on the holder's ability to vote or alienate such securities, (D) a description of any outstanding options or other rights to acquire securities of or interest in such corporation, and (E) a description of any other contractual obligation or impediment which would materially limit or impair any of BFS's or BTI's ownership of such entity or interest or its ability effectively to exercise the full rights of ownership of such entity or interest; and (iv) in the case of each of such unincorporated entities, information substantially equivalent to that provided pursuant to clause (iii) above with regard to corporate entities.

                          (2) Each Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a material adverse effect on the Subsidiary's financial condition, results of operation or business. Each Subsidiary is duly qualified to do business in good standing in each jurisdiction where the nature of the business conducted by BFS or BTI or the ownership or leasing of their respective properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of BFS or BTI. All the outstanding shares of capital stock of each Subsidiary owned by BFS or BTI have been duly authorized and validly issued, are fully paid and non-assessable, and are owned of record and beneficially, directly or indirectly, by BFS or BTI, free and clear of any Liens, or other legal or equitable encumbrances, limitations or restrictions. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of any Subsidiary.

                  (g) Financial Statements. Attached hereto as Schedule 2.1(g)(i)-(iv) (BFS/BTI Financial Statements) for BFS and BTI, respectively, are balance sheets at December 31, 2000 (reviewed) and June 30, 2001 (compiled) and September 30, 2001 (compiled) and related statements of income, changes in stockholders' equity, and cash flows for the period ended December 31, 2000, June 30, 2001 and September 30, 2001 (compiled) (the "BKD Financial Statements"). Except as described in
                          Schedule 2.1(g), the BKD Financial Statements were prepared in accordance with generally accepted accounting principles ("US GAAP") applied on a consistent basis with prior periods and, present fairly, in all material aspects, the financial position, results of operations and changes in financial position of BFS and BTI as of such dates. The Shareholders undertake to provide to the Company, at the Company's cost, audited financial statements of both BFS and BTI for the two most recently ended fiscal years within 60 days of the Closing Date, prepared in accordance with US GAAP.

                          There is no Indebtedness (as defined in Section 2.1
                          (h) (6)) or other liabilities or obligations of BFS or BTI, whether absolute, accrued, contingent or otherwise, that are required in accordance with US GAAP to be, but are not, fully reflected or reserved against in the BKD Financial Statements or in notes thereto, except for liabilities that may have arisen in the ordinary and usual course of business and consistent with past practices since September 30, 2001 or which are disclosed in Schedule 2.1(g)(i),
                          (ii) and (iii).

                          Set forth on Schedule 2.1(g)(iv) is an unaudited balance sheet, income statement and cash flows ("BFS/BTI Financials") for the period ended October 31, 2001. The BFS/BTI Financials were prepared in the same manner as warranted in respect to the BKD Financial Statements and there are no changes therein as of the date hereof.

                  (h) Absence of Certain Changes or Events. Except as disclosed in Schedule 2.1(h) (Absence of Changes-Beasley) and except for entering into this Agreement and consummating the transactions contemplated hereby and thereby, since September 30, 2001, none of the following has occurred and neither BTI, BFS nor the Shareholders has, whether or not in the ordinary course of business, done any of the following:

                          (1) issued any Capital Securities or other equity interest or any rights, options, warrants or convertible securities with respect thereto or split, combined or reclassified any Capital Securities or in the case of the Shareholders with respect to the shares of BTI or BFS. Capital Securities shall mean, as to any corporation, the authorized shares of such corporation's equity, including all classes of common, preferred, voting and non-voting equity, any non-equity securities that are convertible into common shares and any rights to purchase such shares of Capital Securities, including, warrants, options, participations or other equivalents of or interests therein (however designated), and, as to any person that is not a corporation or an individual, the ownership interests in such person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such person and any rights to purchase such shares of Capital Securities, including, convertible securities, warrants, options, participations or other equivalents thereof or interests therein (however designated).

                          (2) declared, set aside, paid to a reserve fund or made any payment or distribution of cash or other property to its equity holders or owners with respect to any class of its Capital Securities or purchased or redeemed any shares of its Capital Securities or otherwise, other than distributions to Shareholders as described in Schedule 2.1(h);

                          (3) made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its managers, directors, officers, partners, employees or consultants;

                          (4) suffered any taking by eminent domain or condemnation, damage, destruction or other casualty loss, or forfeiture of, any property or assets, whether or not covered by insurance, which has had or may reasonably be expected to have a material adverse effect, as defined in this Agreement;

                          (5) made any capital expenditures, additions or improvements or commitments for the same in excess of US$10,000 individually or in the aggregate;

                          (6) entered into any contract, commitment or agreement under which it has outstanding Indebtedness or for the deferred purchase price of property in excess of US$10,000 or has the right or obligation to incur any such Indebtedness or obligation, or made any loan or advance to any person other than advances to employees for business expenses not exceeding US$10,000 in the aggregate. Indebtedness shall mean, all obligations with respect to borrowed money, contingent and otherwise, which, in accordance with US GAAP, should be classified on the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, in any event and whether or not so classified
                                    (i) all debt and similar monetary
                                    obligations, whether direct or indirect;
                                    (ii) all liabilities secured by any
                                    mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (iv) obligations to reimburse issuers of any letters of credit.

                          (7) paid any bonuses, deferred or otherwise, or deferred any compensation to any of its managers, directors, members, officers, partners or employees;

                          (8) made any material change in accounting procedures, policies or practices;

                          (9) mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected them to any Lien, as defined in this Agreement, except Liens for current property taxes not yet due and payable and Liens on personal property created in connection with equipment leases, installment purchase contracts, conditional sales contracts, purchase money mortgages and the like to secure Indebtedness incurred to acquire property;

                          (10) other than in the ordinary course of business, entered into any agreement or arrangement granting any rights to purchase or lease any of its assets, properties or rights or requiring the consent of any Person to the transfer, assignment or lease of any such assets, properties or rights;

                          (11) sustained any labor dispute or stoppage that could have a material adverse effect;

                          (12) other than in the ordinary course of business, sold, assigned or transferred any of its tangible or intangible properties or assets, or canceled, waived or compromised any debts or claims or entered into any agreement or understanding to do any of the foregoing;

                          (13) entered into any transaction, or any amendment, whether written or oral, of any contract, lease, agreement or license or entered into any agreement or understanding to do any of the foregoing involving in each case an amount in excess of US$10,000 other than transactions entered into in the ordinary course of business;

                          (14) amended the articles of incorporation or by-laws (or other comparable corporate charter documents) of any of its Subsidiaries; or

                          (15) suffered any material loss to any of its assets.

                  (i) Tax Matters. BFS, BTI and each Subsidiary has filed all Tax Returns which it is required to file under applicable laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable laws; BFS and BTI have paid all Taxes due and owing by each of them or any Subsidiary (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since June 30, 2001, the charges, accruals and reserves for Taxes with respect to BFS and BTI (including any provisions for deferred income taxes) reflected on their books are adequate to cover any Tax liabilities if its current tax year were treated as ending on the date hereof.

                          No claim has been made by any federal, state, county, local, or foreign taxing authority in a jurisdiction where any of BTI and BFS does not file Tax Returns that BTI and BFS or any subsidiary is or may be subject to taxation by that jurisdiction. There are no foreign, federal, state, county or local tax audits or administrative or judicial proceedings pending or being conducted with respect to BTI, BFS or any Subsidiary; no information related to Tax matters has been requested by any foreign, federal, state, county or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by BTI, BFS or any Subsidiary from any foreign, federal, state, county or local taxing authority. There are no material unresolved questions or claims concerning the Tax liability of BFS or BTI. Neither BTI nor BFS (A) has executed or entered into a closing agreement pursuant to ss.7121 of the Internal Revenue Code of 1986, as amended (the "Code") or any predecessor provision thereof or any similar provision of state, local or foreign law; or (B) has agreed to or is required to make any adjustments pursuant to ss.481
                          (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by BTI, BFS or any of its Subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to their business or operations. Neither BTI nor BFS has been a United States real property holding corporation within the meaning of ss.897(c)(2) of the Code during the applicable period specified in ss. 897(c)(1)(A)(ii) of the Code.

                          BTI and BFS have not made an election under ss. 341(f) of the Code and are not liable for the Taxes of another person that is not a subsidiary of any of them
                          (A) under Treas. Reg. ss. 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise. Neither BTI nor BFS is a party to any tax sharing agreement. Neither BTI nor BFS has made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under ss. 280G of the Code.

                          For purposes of this Section 2.01(i): "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not: and "Tax Return" means any federal, state, foreign, county or local return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                  (j) Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.1(j) (Undisclosed Liabilities-Beasley) neither BFS nor BTI has any material (more than $10,000) indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the BKD Financial Statements or BFS/BTI Financials other than liabilities incurred or accrued in the ordinary course of business since September 30, 2001.

                  (k) Interests in Real Property. Neither BFS nor BTI own real property. Any real property and buildings held under lease (all of which are listed on Schedule 2.1(k)) by BFS or BTI as tenant are held by them under valid, subsisting and enforceable leases with such exceptions which do not interfere with the use made and intended to be made of such property and buildings by BFS or BTI.

                  (l) Personal Property. BFS and BTI own all Personal Property (including properties that may be deemed to be a mix of personal property and real property, (collectively, "Beasley Personal Property") purported to be owned by them as of the date hereof, in each case free and clear of all Liens, except for those Liens described in Schedule 2.1(l) (Personal Property Liens-Beasley). As of the date of the BFS/BTI Financials, the only assets or liabilities of BFS or BTI of any kind or nature are reflected on the BFS/BTI Financials.

                  (m) Licenses, Permits and Governmental Approvals. BFS and BTI own all licenses, permits, franchises, authorizations and approvals issued or granted to BFS and BTI by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing necessary for the present conduct of their business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on BFS or BTI ("Beasley License(s) and Permit(s)"), and all pending applications therefore. Each Beasley License and Permit is valid and in full force and effect, and, to BFS's and BTI's knowledge after due inquiry, is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. Schedule 2.1(m) --------------- (Licenses and Permits-Beasley) lists the material Beasley License(s) and Permit(s).

                  (n) Compliance with Law. The operations of each of BFS and BTI are being conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over each of BFS and BTI and their respective assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety.

                  (o) Litigation. Except as set forth on Schedule 2.1(o) (Claims-Beasley), there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to BFS's and BTI's best knowledge after due inquiry, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against BFS or BTI or any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of BFS or BTI or the transactions contemplated by this Agreement.
                          Schedule 2.1(o) sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither BFS nor BTI or any of their respective assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator, which would interfere with the transactions contemplated by this Agreement.

                  (p)     Contracts. Schedule 2.1(p) (Material
                          Contracts-Beasley) sets forth a true and complete list of all material contracts, agreements and other instruments to which each of BFS and BTI is a party or otherwise relating to or affecting any of their respective assets, properties or operations, including, without limitation, all written or oral, express or implied, material, (a) contracts, agreements and commitments not made in the ordinary course of business; (b) purchase and supply contracts;
                          (c) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit; (d) leases and subleases of real or personal property; (e) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights; (f) contracts or commitments limiting or restraining BFS or BTI from engaging or competing in any lines of business or with any person, firm, or corporation; (g) partnership or joint venture agreements or acquisition agreements; (h) licensing agreements; (i) all contracts, agreements and commitments that involve minimum payments by either BFS or BTI of more than US$25,000 per annum or involve minimum payments to BFS or BTI of more than US$25,000 per annum; (j) all written or oral contracts or agreements of employment with any officer, consultant, manager, director or employee that is not terminable at will by BFS or BTI or any Subsidiary; and (k) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment". Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.

                  (q) Employee Plans. Except as set forth in Schedule 2.1(q) (Employee Plans), there is no Employee Benefit Plan and no such Employee Benefit Plan has been maintained or operated during the past three years. Neither BTI, BFS nor any ERISA Affiliate nor any Subsidiary maintains or contributes to, ever has maintained or contributed to, any Guaranteed Pension Plan. With respect to each Employee Plan set forth in Schedule 2.1(q), to the extent applicable:

                          (1) each Employee Plan has been maintained and operated in all material respects in compliance with its terms and with all applicable provisions, if any, of ERISA, the Code (including without limitation any provisions of the Code compliance with which is necessary for any intended favorable tax treatment) and all applicable regulations, rulings and other authority issued thereunder, and all applicable laws, except such matter of non-compliance as would not cause a material adverse effect on either BFS's or BTI's financial condition, results of operations or business;

                          (2) all contributions and payments required by law and the terms of such plan have been made under each such Employee Plan (without regard to any waivers granted under Section 412 of the Code) to any fund or trust established thereunder or in connection therewith, and such contributions have been made by the due date thereof;

                          (3) with respect to BFS and BTI, each Employee Plan intended to qualify under Section 401(a) of the Code is in the form of a master or prototype plan sponsored by a qualified financial institution, insurance company or broker-dealer, and no circumstances have occurred that would adversely affect the qualified status of any Employee Plan;

                           (4) no Employee Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as required by applicable law;

                          (5) neither BFS, BTI nor any ERISA Affiliate has, or at any time has had, any obligation to contribute to or any liability with respect to, any Multiemployer Plan;

                          (6) there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the knowledge of BFS or BTI threatened, alleging any breach of the terms of any such Employee Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such plan;

                          (7) with respect to BFS and BTI, there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Employee Plan that could result in any material liability;

                          (8) all Employee Plans which provide medical, dental, health or long-term disability benefits are fully insured and claims for benefits with respect to any participant or covered dependent under such Employee Plan under Applicable Law could not result in any uninsured liability to BTI or BFS;

                          (9) with respect to each Employee Plan, true, correct, and complete copies of the applicable following documents have been made available to the Company: (a) all current plan documents and related trust documents, and any amendment thereto; (b) Forms 5500, financial statements, and actuarial reports for the last three plan years and all other forms, statements and reports required for the last three plan years under applicable law; (c) summary plan descriptions and all summaries of material modifications; and (d) all written communications to employees relating to such plans; and

                          (10) BTI and BFS has properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to BTI or BFS.

                          Without limiting any other provision of this section, no event has occurred and no condition exists, with respect to any Employee Plan, that has subjected or could subject BTI or BFS or any of their subsidiaries or any Employee Plan, to any tax, fine, penalty or other liability (other than, in the case of BTI or BFS a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under an Employee Plan with respect to employees of BTI or BFS and their subsidiaries). No event has occurred and no condition exists with respect to any Employee Plan that could subject the Company or any plan maintained by the Company thereof, to any tax, fine, penalty or other liability that would not have been incurred by the Company or any of its Affiliates, or any Employee Plan, but for the transactions contemplated hereby. No Employee Plan or arrangement exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of BTI or BFS or any of their subsidiaries that would not have been required but for the transactions provided for herein, and none of BTI or BFS or any of their subsidiaries is a party to any plan, program, arrangement or understanding that could in connection with the transactions contemplated hereby, result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of
                          Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, BTI or BFS.

                  (r) Insurance. Except as set forth on Schedule 2.1(r), BFS and BTI presently maintain and have maintained in effect since their formation all the insurance policies required by applicable law or reasonably appropriate, as determined by BFS or BTI in exercise of reasonable business judgment, not inconsistent with industry standards in the areas in which BFS and BTI conduct business operations, in connection with the operation of their business as presently conducted.
                          Schedule 2.1(r) (Insurance-Beasley) lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of each of BFS and BTI. Except as set forth in Schedule 2.1(r), all such policies and bonds are in full force and effect. Except as set forth in Schedule 2.1(r), there is no claim by either BFS or BTI pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as set forth on
                          Schedule 2.1(r), all insurance policies in force and effect on the Closing Date shall inure to the benefit of the Company.

                  (s) Environmental Matters. BTI and BFS have complied and are in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements related to BTI and BFS each of their properties except for such matters of non-compliance as would not cause a material adverse effect on either BFS's or BTI's financial condition, results of operations or business.

                          Without limiting the generality of the foregoing, each of BTI and BFS has obtained, have complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on
                          Schedule 2.1(s) relating to BTI and BFS each of their properties.

                          Neither BTI nor BFS has ever received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                          Except as set forth on Schedule 2.1(s), to the knowledge of BTI and BFS, none of the following exists at any property or facility operated by BTI or BFS:
                          (1) underground storage tanks, (2) asbestos containing material in any friable and damaged form or condition,
                          (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                          Neither BTI nor BFS and any of their respective predecessors or affiliates neither has ever treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

                          Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so called "transaction triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                          For purposes of this Section 2.1(s):

                          "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substance, noise or radiation.

                          "Hazardous Substance" shall mean any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental, Health, and Safety Requirements. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental, Health and Safety requirements including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

                  (t)     Labor Matters.
                          -------------

                          (i) Except as set forth in Schedule 2.1(t) (Employment/Labor Agreements-Beasley):
                                    neither BFS nor BTI is a party to (1) any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission;
                                    (2) any agreement, policy or practice that requires either of them to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law); (3) any collective bargaining agreement or other labor union contract applicable to persons employed by either of them nor do either of them know of any activities or proceedings of any labor union to organize any such employees.

                          (ii) Except as set forth in Schedule 2.1(t) or for matters not having a material adverse effect on the operations or properties of BFS or BTI: (1) BFS and BTI are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (2) there is no unfair labor practice charge or complaint pending or threatened; (3) there is no labor strike, material slowdown or material work stoppage or lock-out actually pending or, to the best knowledge of each of BFS and BTI after due inquiry, threatened against or affecting either of them, and none of BFS or BTI have experienced any strike, material slow down or material work stoppage, lock-out or other collective labor action by or with respect to employees of BFS or BTI since January 1, 2000 nor will there be any as of the Closing Date; (4) there is no question concerning representation which exists relating to the employees of BFS or BTI; (5) there are no charges with respect to or relating to BFS or BTI pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices;
                                    (6) neither BFS nor BTI has received any formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of BFS or BTI and no such investigation is in progress.

                  (u) Intellectual Property. All of the trademarks, trade-names, service marks, patents, copyrights or any applications with respect thereto incorporating or using the name "Beasley" or any stylized form thereof used by BFS or BTI ("Intellectual Property-Beasley") are owned by BFS and BTI, respectively, free and clear of all Liens. Except as set forth on Schedule 2.1(u) --------------- (Intellectual Property--Beasley), no Intellectual Property of BFS or BTI has been licensed to any third party. To the best of BFS's and BTI's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of BFS or BTI, respectively. Neither BFS nor BTI has any knowledge of any claim that, or inquiry as to whether, any of their respective products, activities or operations infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

                  (v) Brokers. None of the Shareholders, BFS or BTI has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

                  (w) Inventory. All inventory BFS and BTI has been maintained in the ordinary course of the business and is in a condition and with expiration dates that are reasonable by industry standards in the areas in which BFS and BTI conduct business operations.

                  (x) S Corporations. BFS and BTI have been S Corporations as defined in Section 1361 of the Code throughout their existence and will maintain that status until the Closing.

         2.2 Disclosure. Neither this Agreement and the representations and warranties contained in this Article 2, nor the Schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of BFS and BTI in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state any material fact known or reasonably discoverable with exercise of reasonable business diligence required to be stated therein or necessary to make the statements contained herein and/or therein not misleading. Any item disclosed on any of the Schedules to this Agreement shall be deemed as included on any other Schedule if the inclusion of the item on any Schedule would cause any warranty or representation to not give rise to any liability by the Shareholders, BTI or BFS.


                                    ARTICLE 3

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

         3.1 Representations and Warranties. The Shareholders jointly and severally represent and warrant to SFSI and the Company as follows:

                  (a) Title to BFS and BTI Shares. The Shareholders have valid and marketable title to all of the BFS and BTI Shares and the BFS and BTI Shares are free and clear of any Liens.

                  (b) Authorization and Reliability of Agreement. The Shareholders have the power to enter into this Agreement and to carry out their obligations hereunder. This Agreement has been duly executed by the Shareholders, and constitutes the valid and binding obligation of the Shareholders and is enforceable against the Shareholders in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. The Shareholders are "accredited investors" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") and/or otherwise have such knowledge and experience in financial, investment and business matters that they are capable of evaluating the merits and risks of an investment in the Shares and Note that they will receive.

                  (c)      Investment Representations.
                           --------------------------

                           (i) The Shareholders (A) are acquiring the Shares and the Note for their own account and for investment and not with a view to public resale or distribution, (B) will not sell, transfer or otherwise dispose of the Shares or Note except in compliance with the Securities Act; and (C) are aware that the Shares and Note constitute "restricted securities" as that term is defined in Rule 144 or the General Rules and Regulations under the Securities Act.

                           (ii) The Shareholders acknowledge and understand that the Shares and the Note have not been registered and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

                           (iii) The Shareholders further acknowledge that they are fully aware of the applicable limitations on the resale of the Shares as set forth in Rule 144.

                           (iv) The Shareholders acknowledge that each certificate evidencing the Shares will bear a legend consistent with the foregoing provisions and the Company shall have the right to issue stop-transfer instructions to its transfer agent and acknowledges that the Company has informed the Shareholders of its intention to issue such instructions.


                                    ARTICLE 4

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SFSI AND STSI

         4.1 Representations and Warranties. The Company, SFSI and STSI hereby represent and warrant to BFS, BTI and the Shareholders as follows:

                  (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power to carry on its respective business as now conducted, to own, operate or lease the properties and assets it currently owns, operates or holds under lease, SFSI is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted, to own, operate or lease the properties and assets it currently owns, operates or holds under lease. STSI, when formed, will be a corporation duly organized and validly existing under the laws of the State of Delaware.

                  (b) Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, of which 8,259,043 shares are issued and outstanding and 20,000,000 shares of preferred stock, none of which are outstanding. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the Company's SEC Reports, as provided on Schedule 4.1(b) or as required pursuant to this Agreement, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or transfer by the Company of additional shares of its capital stock, and the Company has not reserved any shares of its capital stock for issuance and there are no outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There are no voting trusts or any other agreements or understandings with respect to voting capital stock of the Company. The Shares to be issued to the Shareholders hereunder will, when issued, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                  (c) Certain Corporate Matters. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction, as set forth on Schedule 4.1(c) (Company Foreign Corporation Qualification), in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on the Company's financial condition, results of operations or business. The Company has full corporate power and authority and has obtained all material authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

                  (d) Authority Relative to this Agreement. Except for any required filing, permit, authorization, consent or approval set forth on Schedule 4.1(d) (Company

                          Required Corporate Approvals), the Company has the requisite corporate power and authority to enter into this Agreement and carry out and cause SFSI and STSI (when formed) to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its Board of Directors by all necessary actions and proceedings and no other actions on the part of the Company are necessary to authorize this Agreement or the transactions described in this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

                  (e) Consents and Approvals; No Violations. Except as set forth on Schedule 4.1(e) (Company Third Party Consents) and except for applicable requirements of federal securities laws and state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transactions described in this Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions described herein, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company,
                          (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice (other than those that have been obtained or given) to any third party as a result or under the terms of, (iv) result in or give to any third party any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any third party any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any Lien upon the Company or any of its affiliates or their respective assets and properties under, any contract, license, permit, franchise or other agreement or instrument to which the Company is a party or by which any of its assets or properties is bound, or that would prevent the consummation of the transactions contemplated thereby under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company, all of which, if any, is a party or by which any of them or their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Company.

                  (f) SEC Filings: Financial Statements. The Company has filed all reports required to be filed by the Company with the SEC (collectively, the "Company's SEC Reports"), and the Shareholders, BFS and BTI acknowledge (i) having copies of all items filed since December 31, 2000 and (ii) their ability to have access to any records of the Company of which they do not have copies thereof. As of the respective dates they became effective, the Company's SEC Reports which were filed under The Securities Exchange Act of 1934 (Exchange Act), and as of the respective dates of filing of the last applicable amendment thereto the Company's SEC Reports which were filed pursuant to the Exchange Act, did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company's SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended, except that in the case of the unaudited consolidated financial statements included in any Form 10-SB, the presentation and disclosure conform with the applicable rules of the Exchange Act and are subject to year-end adjustments.

                  (g) Brokers. The Company has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1 Conduct of Business by BFS and BTI Pending the Closing. Except as contemplated by this Agreement, BFS and BTI covenant and agree that prior to the Closing Date:

                  (a) BFS and BTI shall conduct their respective business and operations only in the usual and ordinary course of business;

                  (b) Other than in the ordinary course of business and with the prior written consent of the Company, neither BFS nor BTI shall directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any of their respective assets; (ii) amend or propose to amend their respective Articles of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding shares of their respective capital stock, or declare, set aside or, except as set forth on
                          Schedule 5.1 (Dividends and Distributions), pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of their respective capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of their respective capital stock or other securities; (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (c) Other than in the ordinary course of business and with the prior written consent of the Company, neither BFS nor BTI shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, their respective capital stock and/or other BFS or BTI securities; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or the material assets thereof; (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) Neither BFS nor BTI shall enter into any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any of their respective officers or directors;

                  (e) Neither BFS nor BTI shall adopt any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                  (f) BFS and BTI shall each (i) use its best efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Closing Date as if then made; and (ii) immediately notify the Company of any emergency or other change in the normal course of its business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of BFS or BTI, or to the ability of any of the parties hereto to consummate the transactions described in this Agreement;

                  (g) BFS and BTI shall each notify the Company promptly of any material adverse event or circumstance affecting BFS or BTI (including the filing of any material litigation against BFS or BTI, the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced); and

                  (h) BFS and BTI shall each comply with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

         5.2 Certain Tax Matters. During the period from the date of this Agreement to the Closing: (i) BFS and BTI will timely file all Tax Returns ("Post-Signing Returns") required by the Code or by applicable state, local or foreign tax laws to be filed by each such entity (after taking into account any extensions);
                  (ii) the Shareholders will timely pay all Taxes due and payable with respect to income attributable to them under Code
                  Section 1366 and reflected on such Post-Signing Returns that are so filed; (iii) BFS and BTI will accrue a reserve in their books and records and financial statements in accordance with past practice for all Taxes payable by them for which no Post-Signing Return is due prior to the Closing Date; (iv) BFS, BTI and the Shareholders will promptly notify the Company of any suit, claim, action, investigation proceeding or audit (collectively, "Actions") pending against or with respect to any of them in respect of any Tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on any of BFS's or BTI's Tax liabilities or Tax attributes; (v) neither BFS nor BTI will make any material tax election not in accordance with past practice without the Company's consent; and (vi) BFS and BTI will remain as S Corporations until the Closing Date.

         5.3 Other Actions. Unless approved in writing by the Company, neither BFS nor BTI shall take any action or permit any action to occur that might reasonably be expected to result in any of the representations and warranties of BFS and BTI contained in this Agreement becoming untrue after the date hereof or any of the conditions to the Closing set forth in Article 7 of this Agreement not being satisfied.

                                    ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 Access and Information. The Shareholders, BFS and BTI, shall each afford to the Company and to its financial advisors, legal counsel, accountants, consultants and other representatives necessary access throughout the period prior to the Closing to all of its books, records, properties and personnel and, during such period in order to allow the Company to complete its due diligence review, which due diligence review will continue up to the Closing, each shall furnish promptly to the Company all information as it may reasonably request. Each party shall hold in confidence all non- public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will upon written request deliver to the other all documents, work papers and other material obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

         6.2      Employment Agreements and Agreements Not to Compete.
                  ---------------------------------------------------

                  (a) BFS, BTI and the Shareholders shall cause those BFS and BTI employees set forth on Schedule 6.2 to execute non-compete and non-disclosure agreements with BFS, BTI, SFSI and the Company in form and substance acceptable to the Company as a condition of continued employment with BFS, BTI, SFSI or the Company.

                  (b) CB shall execute a five (5) year employment agreement, containing restricting covenants, in the form attached as Exhibit E.

         6.3 Press Releases. The Company and the Shareholders individually and on behalf of BFS and BTI, shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions described herein; provided, however, that nothing in this Section 6.3 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws provided that the disclosing party shall provide the non-disclosing party reasonable advance notice and text of any such disclosure.

         6.4 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, neither the Shareholders nor BFS and BTI nor their officers or directors nor anyone acting on behalf of such party or persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of common stock or similar transaction involving any party thereof except as agreed to by the Company. BFS, BTI and the Shareholders shall promptly communicate to the Company any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

         6.5      Indemnification.
                  ---------------

                  (a) Indemnification by the Shareholders. From and after the Closing, the Shareholders agree to indemnify, defend and save the Company, SFSI, STSI (when formed) and Affiliates of each of them, and each of their respective officers, directors, employees, agents, plans and fiduciaries, plan administrators or other parties dealing with any such plans (each, an "Indemnified Company Party"), harmless from and against, and to promptly pay to an Indemnified Company Party or reimburse an Indemnified Company Party for, any and all liabilities, losses, costs, expenses, interest and fines (including reasonable fees and expenses of attorneys, accountants and other experts incurred by any Indemnified Company Party in any action or proceeding between such indemnified party and the indemnitor or between any indemnified party and any third party or otherwise) (individually a "Loss" and collectively, the "Losses") sustained or incurred by any Indemnified Company Party relating to, resulting from, arising out of or otherwise by virtue of any breach of a representation or warranty made herein by the Shareholders, BFS or BTI or breach or failure to observe or perform any of the covenants or agreements made by any of them and contained in this Agreement.

                  (b) Indemnification by the Company. From and after the Closing, the Company agrees to indemnify, defend and save the Shareholders (each, an "Indemnified Shareholder Party") harmless from and against, and to promptly pay to an Indemnified Shareholder Party or reimburse an Indemnified Shareholder Party for, any and all Losses sustained or incurred by any Indemnified Shareholder Party relating to, resulting from, arising out of or otherwise by virtue of any breach of a representation or warranty made herein by the Company or the covenants or agreements of the Company contained in this Agreement.

                  (c) Procedure for Indemnification. The following procedure shall apply to the foregoing agreements to indemnify and hold harmless:

                          (1) The party who is seeking indemnification (the "Claimant") shall give written notice to the party from whom indemnification is sought (the "Indemnitor") promptly after the Claimant learns of the claim or proceeding, provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it is actually damaged thereby.

                          (2) With respect to any third-party claims or proceedings as to which the Claimant is entitled to indemnification after satisfaction of any applicable Basket, the Indemnitor shall have the right to select and employ counsel of its own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor. No settlement, compromise or disposition shall be made without the prior consent of the Claimant, which consent shall not be unreasonably withheld; provided, however, no consent need be given if there is not a general release given to the Claimant or if any injunctive relief is imposed on the Claimant. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Subject to the foregoing the Claimant shall not settle or compromise any such third party claim without the prior consent of the Indemnitor, which consent shall not be unreasonably withheld.

                  (d)     Limitation on Indemnification Rights.
                          ------------------------------------

                          (1) It is understood and agreed that no claim for recovery of indemnifiable damages may be asserted based on a representation, warranty or applicable portion thereof set forth in this Agreement after it has been extinguished in accordance with Section 6.5
                                    (d) (2) hereof, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to and to the extent of, such claim or action) until the final resolution of such claim or action, including all applicable periods of appeal.

                          (2) Notwithstanding any other provision of this Agreement, neither party shall be entitled to indemnification from the other(s) under the provisions of this Section 6.5 until the aggregate of any and all Losses, inclusive of those relating to a possible violation of the Emergency Planning Community Right to Know Act, 42 USC ss. 11001 et seq., affecting the Real Estate, suffered by the Indemnified Company Parties or the Indemnified Shareholder Parties exceeds the sum of $50,000 (the "Basket"), whereupon the Indemnified Company Parties or the Indemnified Shareholder Parties shall thereafter be entitled to indemnification for all Losses suffered by them which arise under the provisions of
                                    Section 6.5 (a) on a dollar-for-dollar basis
                                    (other than the above-described one-time
                                    $50,000 deductible) as they occur; provided that such requirement of an aggregate of $50,000 of Losses shall not apply to Losses in the case of fraud or for breach of the representations in Section 2.1 (a), (b),
                                    (c), (d), (e), (f), (i), Section 2.2 or
                                    Section 3.1. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Shareholders for Losses pursuant to Section 6.5 (a) and the Company for Losses pursuant to Section 6.5
                                    (b) above is limited to $3,000,000.

                  (e) Remedy for Damages. The indemnification obligations of the parties set forth in this Section 6.5 shall not constitute the sole and exclusive remedies of the parties for the recovery of money damages with respect to any and all matters arising out of this Agreement. It is specifically understood that the Company and SFSI may also and additionally elect to (i) off set any payments due under the Note and/or (ii) foreclose on the Shares, as provided in the Pledge and Escrow Agreement, in the event that any Indemnified Company Party sustains or incurs in any Losses in excess of the Basket subject to and as provided above in Section 6.5(d)(2). Notwithstanding the foregoing, the terms of this Section 6.5 shall not be construed as limiting in any way whatsoever any remedy to which any party may be entitled other than the recovery of money damages, including but not limited to equitable remedies, specific performance, injunctive relief and rescission.

         6.6      Nature and Survival of Representations.
                  --------------------------------------

                  (a) Notwithstanding any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Purchase Agreement, BFS, BTI, the Shareholders and the Company have the right to rely fully upon the representations, warranties, covenants and agreements of the others contained in this Purchase Agreement.

                  (b) The representations, warranties, covenants and agreements of BFS, BTI and the Shareholders, as applicable, will survive the relevant Closing:

                           (1) indefinitely in the case of fraud, and with respect to the representations and warranties contained in Sections 2.1(a), 2.1(b),

                                    2.1(d), and 2.1(f) (but only insofar as it relates to the capital stock of the Subsidiaries of BFS and BTI), 2.1 (a)(v) and 3.1(a);

                           (2) until 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered in Sections 2.1(i), and 2.1(q);

                           (3) for a period of 36 months following the relevant Closing in the case of all other representations and warranties and any covenant or agreement to be performed in whole on or prior to such Closing; or

                           (4) with respect to each other covenant or agreement contained in this Agreement, for a period of 18 months following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely,

                  (b) The representations, warranties, covenants and agreements of the Company, will survive the relevant
                           Closing:

                           (1) indefinitely in the case of fraud, and with respect to the representations and warranties contained in Sections 4.1(a), 4.1(b), 4.1(d) and 4.1(g);

                           (2) for a period of 36 months following the relevant Closing in the case of all other representations and warranties and any covenant or agreement to be performed in whole on or prior to such Closing; or

                           (3) with respect to each other covenant or agreement contained in this Agreement, for a period of 18 months following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with Section 6.6(b)(2), (3) or (4) or 6.6(c)(2) and (3) above will continue to survive if a claim or indemnity notice (as applicable) shall have been timely given under Section 6.5 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 6.5.

         6.7      Limitations on Transfer of Shares; Rights of First Refusal.
                  ----------------------------------------------------------

                  (a) In addition to the restrictions on transfer of the Shares existing under the Securities Act, the Shareholders agree that none of them shall sell, assign, pledge, mortgage, encumber, hypothecate or otherwise dispose of or transfer (or suffer any of the foregoing to occur) their Shares, whether voluntarily or involuntarily or by operation of law or otherwise (any such transaction being hereinafter called a "Transfer"), for a period of two (2) years from the Closing Date; provided that CB may Transfer his Shares, subject to the securities laws of the United States and state securities laws and the provisions of
                          Section 6.7(b) before such two years term if his employment with the Company or any of its affiliates is terminated by the Company "without cause" or is terminated by CB for "good reason", and such good reason is not challenged by the Company or, if challenged, is adjudicated in favor of CB. The terms "without cause" and "good reason" shall have the meaning ascribed to them in the Employment Agreement.

                  (b)      After the restrictive period described in Section 6.7
                          (a), or if CB's employment is terminated without cause or is terminated by CB for "good reason", and such good reason is not challenged by the Company or, if challenged, is adjudicated in favor of CB, the Shares may be Transferred only in compliance with the provisions of this Section 6.7 (b):

                          (1) If any Shareholder shall at any time receive a bona fide offer from a third party ("Third Party Transferee") to transfer any of the Shares held by such Shareholder in a single transaction or series of related transactions (a "Shareholder Sale"), and such Shareholder desires to accept such offer (a "Third Party Offer"), the selling Shareholder shall first deliver written notice to the Company (the "Notice of Offer"), which Notice of Offer to sell shall specify (i) the name and address of the Third-Party Transferee; (ii) the number of Shares owned by such Shareholder that are subject to the Third-Party Offer (the "Offered Shares"); (iii) the proposed consideration per share for the Offered Shares (the "Offer Price"); and (iv) all other terms and conditions of the Third-Party Offer (the "Offer Terms"). The Notice of Offer shall constitute an irrevocable offer by the selling Shareholder to sell to the Company the Offered Shares on the Offer Terms and at a price equal to the lower of (i) the Offer Price minus a fifteen percent (15%) discount and (ii) the average closing asked price of the shares of common stock of the Company during the seven-day period prior to the Notice of Offer (the "Company Offer Price").

                          (2) Within ten (10) days following the Company's receipt of the Notice of Offer (the "Company's Offer Period"), the Company may elect to purchase all or any portion of the Offered Shares by delivering to the selling Shareholder notice of the Company's election to purchase the Offered Shares (such notice being hereinafter referred to as the "Company's Acceptance"). The Company's Acceptance shall be deemed to be an irrevocable commitment by the Company to purchase from the selling Shareholder the Offered Shares at the Company Offer Price.

                          (3) If the Company does not elect to purchase any of the Offered Shares available for purchase, the selling Shareholder may, within a period of two months from the date of the Notice of Offer sell the Offered Shares not purchased by the Company to the Third-Party Transferee that made the Third-Party Offer, for aggregate consideration not less than the Offer Price, and on such terms and conditions as are no more favorable to the Third-Party Transferee than the Offer Terms. Upon any such sale, Third-Party Transferee that acquires any of the Offered Shares shall acquire them subject to the securities laws of the United States and the existing blue sky laws. If the selling Shareholder does not complete the Shareholder Sale within such two-month period, the provisions of this Section 6.7(b) shall again apply as if the selling Shareholder had not originally delivered a Notice of Offer.

                          (4) If the Company elects to purchase the Offered Shares, the closing of the purchase of the Offered Shares by the Company pursuant to this Section 6.7 shall take place within ten (10) days after the expiration of the Company's Offer Period, at such time and place as the parties to the sale may agree. At such closing, simultaneously with the delivery by the selling Shareholder of certificate(s) representing the Offered Shares, the Company shall deliver to the selling Shareholder an amount, in cash in immediately available funds (to the extent the consideration therefore is payable in cash) equal to the product of the Company Offered Price multiplied by the number of Offered Shares.

                          (5) If the Company elects to purchase the Offered Shares and, for any reason, fails to purchase the Offered Shares on the terms specified in this Section 6.7, then, in addition to any damages the Shareholders may be entitled to as a matter of law, the provisions of this Section 6.7 shall no longer be applicable to any Shares.


                                    ARTICLE 7

                              CONDITIONS TO CLOSING

         7.1 Conditions to BFS's, BTI's and Shareholders' Obligations. The obligations of BFS, BTI and the Shareholders to effect the Closing are subject to the satisfaction of the following additional conditions on or before the Closing Date:

                  (a) The representations and warranties of the Company set forth in Article 4 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

                  b) The Company and SFSI shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement prior to the Closing Date;

                  (c) All consents by third party or governmental or regulatory agencies or otherwise that are required to be obtained by the Company or SFSI for the consummation of the transactions described herein will have been obtained;

                  (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree, injunction or order would prevent any of the transactions described herein or cause such transactions to be declared unlawful or rescinded;

         7.2 Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a)      The representations and warranties set forth in
                           Article 2 and Article 3 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

                  (b) BFS, BTI and the Shareholders shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by them under this Agreement prior to the

                           Closing Date, including but not limited to execution of all employment agreements and other agreements as described in Section 6.2 hereof, including, but not limited to, those to be executed by the persons set forth on Schedule 6.2.

                  (c) All consents by any third party or governmental or regulatory agencies or otherwise that are required to be obtained by BFS, BTI and the Shareholders for the consummation of the transactions described herein will have been obtained.

                  (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree, injunction or order would prevent any of the transactions described herein or cause such transactions to be declared unlawful or rescinded;

         7.3 Closing Deliveries By BFS, BTI and Shareholders. On the Closing Date, BFS, BTI and the Shareholders shall have delivered to the Company the following:

                  (a) certificates executed on behalf of each of BFS, BTI and the Shareholders stating that the conditions set forth in Sections 7.2(a) through (d) of this Agreement have been satisfied;

                  (b) resolutions duly adopted by each of BFS's and BTI's Board of Directors authorizing and approving the Agreement and the execution, delivery and performance of the Agreement;

                  (c) a certificate of existence for each of BFS and BTI from the Secretary of State of the State of Indiana, dated not earlier than five days prior to the Closing Date;

                  (d) copies of the Articles of Incorporation of BFS and BTI certified as of a recent date by the Secretary of State of the State of Indiana;

                  (e) incumbency certificates of the officer(s) of BFS and BTI;

                  (f) a stock certificate of BFS for all authorized shares of BFS;

                  (g) a stock certificate of BTI for all authorized shares of BTI;

                  (h) such other documents and actions as the Company may reasonably request in connection with the transactions described herein including the executed employment agreement of CB and the executed non-compete agreement of MB.

         7.4 Closing Deliveries By Company. On the Closing Date, the Company shall have delivered or caused to be delivered to BFS, BTI and the Shareholders, the following:

                  (a) a certificate executed on behalf of the Company stating that the conditions set forth in Sections 7.1(a) through (d) of this Agreement have been satisfied;

                  (b) certified resolutions duly adopted by the Company's and SFSI's Boards of Directors authorizing and approving the Agreement and the execution, delivery and performance of this Agreement;

                  (c) good standing for the Company from the Secretary of State of the State of Florida, dated not earlier than five days prior to the Closing Date; and certificate of existence for SFSI from the Secretary of State of the State of Indiana, dated not earlier than five days prior to the Closing Date;

                  (d) a copy of the Company's Articles of Incorporation, as amended, certified as of a recent date by the Secretary of State of the State of Florida; a copy of SFSI's Articles of Incorporation, as amended, certified as of a recent date by the Secretary of State of the State of Indiana;

                  (e) an incumbency certificate of the officers of the Company and of SFSI;

                  (f) the Note duly executed by an authorized representative of the Company as described in Section
                           1.2 of this Agreement together with the Letter of Credit and Security Agreement;

                  (g)      certificates for the Shares as described in Section
                           1.2 of this Agreement;

                  (h) executed Articles of Merger, with Plan of Merger attached, for filing with the Secretary of State of the State of Indiana;

                  (i)      executed Employment Agreement for Charles A. Beasley;
                           and

                  (j) such other documents and actions as BFS, BTI and the Shareholders may reasonably request in connection with the transactions described herein.

                  (k) provide for wire transfer to Shareholders, in accordance with instructions given to the Company at least five Business Days prior to the Closing Date, of $800,000.

         7.5 Real Estate Purchase Agreement. Closing of the transactions contemplated by the Real Estate Purchase Agreement of even date shall occur simultaneously with

                  Closing of the transactions contemplated herein and it is a condition of the Closing hereunder.


                                    ARTICLE 8

                                   TERMINATION

         8.1 Termination by Company or Shareholders. This Agreement may be terminated by (i) the Company in the event that any of the conditions of Closing set forth in 7.2 or 7.3 have not been met by BFS, BTI and the Shareholders or (ii) the Shareholders in the event that any of the conditions of Closing set forth in Section 7.1 or 7.4 have not been met by the Company.

         8.2 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual consent in writing of the parties hereto.

         8.3 Termination by Any Party. This Agreement may be terminated by any party hereto if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions described in this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order or decree.

         8.4 Material Breach. This Agreement may be terminated if there has been a material breach of this Agreement and such breach has not been cured by the alleged breaching party within 30 days of receipt of written notice in the manner set forth in this Agreement from a non-breaching party detailing such breach.

         8.5 Lapse of Time. Notwithstanding anything in this Article 8 to the contrary, in the event that the Closing of the transactions described in this Agreement has not occurred by December 31, 2001, this Agreement shall terminate and be of no further force and effect, unless it is extended in writing by all parties hereto.

         8.6 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 6.1 and 9.10.

                                    ARTICLE 9

                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to the Company, SFSI or STSI (when formed):
                  ----------------------------------------------

                  Mr. William C. Keeler, Chief Executive Officer
                  Syndicated Food Service Group, Inc.
                  (f/k/a Floridino's International Holdings, Inc.) 661 Beville Road, Suite 113
                  Daytona Beach, Florida 32119
                  Fax No.:  386-767-5055

                  With copies to:
                  ---------------

                  Michelle Kramish Kain, Esq.
                  Michelle Kramish Kain, P.A.
                  750 Southeast Third Avenue, Suite 100
                  Fort Lauderdale, FL 33316
                  Fax No:  954-768-0158

                  And
                  ---

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY 10036
                  Attention: David W. Sloan
                  Fax No: 212-969-2900

                  If to BFS, BTI and the Shareholders:
                  ------------------------------------

                  Charles Beasley, President
                  Marjorie Beasley, Shareholder
                  Beasley Food Service, Inc.
                  4863 W. Vernal Pike
                  Bloomington, IN 47402-1938
                  Fax No:  812-331-6887

                  With a copy to:
                  ---------------

                  John W. Boyd, Esq.
                  Barnes & Thornburg
                  11 South Meridian Street
                  Indianapolis, IN 46204
                  Fax No:  317-231-7433

         9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         9.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements, undertakings, statements and documents provided (except as referred to herein), both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

         9.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised and urged to seek its own separate legal counsel for advice with respect to this Agreement.

         9.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana, without regard to conflicts or choice of law provisions of the State of Indiana.

         9.7 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

         9.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

         9.10 Expenses. Except as may be specifically provided herein, the parties hereto shall pay all of their own expenses relating to the transactions described in this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

         9.11 Rule of Construction that Ambiguities to be Construed Against Drafter Not Applicable. The parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel and therefore agree that the rule of construction that ambiguities shall be construed against the drafter shall not be applicable.

         9.12 STSI Signature. The Company undertakes to have STSI sign a counterpart of this Agreement promptly after organization and in any event prior to the Closing.





                     [remainder of page intentionally blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


Syndicated Food Service International, Inc.     Beasley Food Service, Inc.
f/k/a Floridino's International Holdings, Inc.


By: /s/ William C. Keeler                       By: /s/ Charles A. Beasley
    --------------------------------               ---------------------------
    William C. Keeler,                             Charles A. Beasley, President
    Chief Executive Officer


Syndicated Food Service Group, Inc.             Beasley Transportation, Inc.



By: /s/ William C. Keeler                       By: /s/ Charles A. Beasley
    --------------------------------               ---------------------------
    William C. Keeler                              Charles A. Beasley, President
    Chief Executive Officer


Syndicated Transportation Service
         Group, Inc.


By: /s/ William C. Keeler
    --------------------------------
    William C. Keeler,
    Chief Executive Officer



SHAREHOLDERS:


/s/  Charles A. Beasley
------------------------------------
Charles A. Beasley, individually


/s/ Marjorie A. Beasley
------------------------------------
Marjorie A. Beasley, individually

Exhibit List

Exhibit A-1       -        Plan of Merger
Exhibit A-2       -        Plan of Merger
Exhibit B         -        Promissory Note
Exhibit C         -        Security Agreement
Exhibit D         -        Pledge and Escrow Agreement
Exhibit E         -        Charles A. Beasley Employment Agreement

Schedule List

Schedule 2.1 - Beasley Options and Equity Rights Schedule 2.1(c) - Foreign Corporation Qualification-Beasley Schedule 2.1(d) - Required Corporate Approvals-Beasley Schedule 2.1(e) - Third Party Consents-Beasley Schedule 2.1(f)
- Subsidiaries-Beasley Schedule 2.1(g)(i),
  (ii), (iii) and (iv)-    BFS/BTI Financial Statements
Schedule 2.1(h)       -    Absence of Changes-Beasley
Schedule 2.1(j)       -    Undisclosed Liabilities-Beasley
Schedule 2.1(k)       -    Real Property and Buildings Held Under Lease-Beasley
Schedule 2.1(l)       -    Personal Property Liens-Beasley
Schedule 2.1(m)       -    Licenses and Permits-Beasley
Schedule 2.1(o)       -    Claims-Beasley
Schedule 2.1(p)       -    Material Contracts-Beasley
Schedule 2.1(q)       -    Employee Plan-Beasley
Schedule 2.1(r)       -    Insurance-Beasley
Schedule 2.1(s)       -    Environmental Matters-Beasley
Schedule 2.1(t)       -    Employment/Labor Agreements-Beasley
Schedule 2.1(u)       -    Intellectual Property-Beasley
Schedule 4.1(b)       -    Company Stock Options, Warrants and Equity Rights
Schedule 4.1(c)       -    Company Foreign Corporation Qualification
Schedule 4.1(d)       -    Company Required CorporateApprovals
Schedule 4.1(e)       -    Company Third Party Consents
Schedule 5.1          -    Dividends and Distributions-Beasley
Schedule 6.2          -    Key Employees (form of Employment Agreement)